Exhibit 10.1

ROWAN COMPANIES, INC.
2006 PROFIT SHARING PLAN

Who is eligible?	All previous corporate or drilling division option recipients, plus all other qualifying division office employees (approximately 330 total employees).
What is profit sharing?	Depending on the performance of the Company, a pool of funds will be established to be paid to eligible employees.
How is the pool determined?
The pool is funded based on achievement of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for the Drilling Division. If we have at least 20% EBITDA return on Drilling Division revenues (“Margin”) and the Company has a positive net income (excluding asset sales), then the pool is funded (on a sliding scale) as follows:

% EBITDA Margin	Pool Funding
20%	1% of EBITDA
25%	2.33% of EBITDA
30%	3.66% of EBITDA
35% or more	5% of EBITDA (max pool)

How much of the pool will I receive?	Pool dollars are allocated to eligible employees in proportion to base pay. All eligible employees receive the same percentage of their base pay.
What is base pay?	Normal salary/wage compensation, including any overtime pay (excludes any bonus and/or stock option value).
What is the maximum payout possible?	The 2006 pool of funds will be capped at 20% of the base pay of all eligible employees taken together.

ROWAN COMPANIES, INC.
2006 BONUS PLAN

Who is eligible?	Executive and other officers, managers and certain key employees (approximately 80 employees).
What is my target bonus?	A percentage of your base pay depending on your salary/responsibility level. Target bonuses under the plan range from 15% to 75% of base pay.
How is payout of my bonus determined?
There are two pieces of the bonus plan:

•  Nondiscretionary portion (50% of your target): Based on achievement of Drilling EBITDA.

•  Discretionary portion (50% of your target): This portion varies by individual and will be based on your performance and achievement of your individual and group goals. The payout of this portion of your bonus will be in the discretion of the Compensation Committee of the Board of Directors.

What is the highest/lowest bonus I may receive?	Payout will be between zero and 200% of your target depending on the achievement of Drilling EBITDA and your individual/group goals. The two portions of the bonus plan are independent of each other.
What is Drilling EBITDA?	GAAP-based EBITDA from Drilling segment operations, relative to the 2006 budget approved by the Board of Directors.
How is the payout of the nondiscretionary portion calculated:
If the Company has positive net income on a consolidated basis and Drilling EBITDA of at least 75% of budget, all after profit sharing payout, then payment will be calculated (on a sliding scale) as follows:

% of Budget Drilling EBITDA	% of payout of nondiscretionary portion
75% or less	No payout
87.5%	50% of target
100%	100% of target
112.5%	150% of target
125% or more	200% of target

How does profit sharing fit in with the bonus plan?	Any award under the bonus plan is offset by any profit sharing award you receive. Two times your target under the bonus plan is the maximum bonus you will receive in a year.